Exhibit 99.1

FOR IMMEDIATE RELEASE

For press inquiries:	For investor inquiries:
Katie Brazel	CG Capital
for Alimera Sciences	for Alimera Sciences
404-317-8361	877-889-1972
kbrazel@bellsouth.net	investorrelations@cg.capital

ALIMERA SCIENCES APPOINTS MARY T. SZELA TO ITS BOARD OF DIRECTORS

Ms. Szela brings extensive global brand experience to the Alimera Board

ATLANTA, June 21, 2018– Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a leader in the commercialization and development of prescription ophthalmic pharmaceuticals, today announced Mary T. Szela has joined its Board of Directors. Ms. Szela is currently the Chief Executive Officer and President of Surefire Medical Inc., which develops infusion technologies for cancer care. Ms. Szela brings extensive medical management and leadership experience to Alimera's Board.

With nearly 30 years of experience in both the commercial and clinical arenas, Ms. Szela has built billion-dollar businesses, turned around faltering businesses, ignited growth in stagnant businesses, and devised innovative, differentiated product strategies. Prior to joining Surefire Medical as its CEO and President, Ms. Szela served as CEO of Novelion Therapeutics, a rare disease company, where she orchestrated the merger of Aegerion Pharmaceuticals and QLT Therapeutics. Prior to Novelion, she was CEO of Melinta Therapeutics. Ms. Szela held ascending management positions at Abbott Laboratories, including President of the company’s $8 billion U.S. pharmaceutical business. She developed global brands such as Humira® and served as Vice President for global strategic marketing and services.

“We are privileged to have a medical device and pharmaceutical business leader like Ms. Szela join our Board,” said Dan Myers, CEO of Alimera. “Her strategic brand development of blockbusters like Humira and her extensive experience commercially and with clinical development will bring new perspectives to our business.”
“I am excited to join Alimera’s Board and work with a commercial team on a brand that is differentiated and improves patients’ quality of life,” said Ms. Szela.

In addition to serving on Alimera’s board, Ms. Szela currently serves as a member of the Board of Directors for Surefire Medical, Inc., Coherus Biosciences and Macrolide Pharmaceuticals. She earned an M.B.A. and a B.S. in nursing, both from the University of Illinois.
About Alimera Sciences, Inc.
www.alimerasciences.com
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and will affect millions of people in our aging populations. Alimera’s commitment to retina specialists and their patients is manifest in Alimera’s product portfolio. For more information, please visit www.alimerasciences.com.

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